Putnam Growth Opportunities Fund, July 31, 2010, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			1,122
Class B			none
Class C			none

72DD2

Class M			    0
Class R		            1
Class Y		    	   39

73A1

Class A			0.056
Class B			none
Class C			none

73A2

Class M	  		0.001
Class R		 	0.035
Class Y			0.084

73C

Class A			0.00123
Class B			none
Class C			none
Class M	  		0.00002
Class R		 	0.00078
Class Y			0.00186


74U1
Class A		       18,901
Class B			2,284
Class C			  958

74U2

Class M			  341
Class R			   18
Class Y			  435

74V1

Class A			13.82
Class B			12.69
Class C			12.86

74V2

Class M			13.07
Class R			13.59
Class Y			14.18


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.